Exhibit 10.39
Execution Version

EMPLOYMENT AND NON-COMPETITION AGREEMENT
THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), is entered into as of the 31st day of January, 2018, by and between On Assignment, Inc. (the “Purchaser”) and George Wilson, an individual (the “Executive”). This Agreement is deemed effective on the date (the “Effective Date”) of the consummation of the transactions contemplated in that certain Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of even date herewith, by and among Purchaser, ECS Federal Holding Co. and the other parties named therein (as may be amended from time to time).
WITNESSETH:

WHEREAS, the Executive has served as the Chief Executive Officer and President of ECS Federal, LLC (the “Company”) and, in connection with the consummation of the transactions contemplated in the Purchase Agreement, pursuant to which Purchaser will become the owner of the Company, Purchaser desires to continue to retain the services of the Executive and to enter into this Agreement regarding the terms of such continued employment and shall cause the Company to honor the terms of this Agreement, effective as of the Effective Date;

WHEREAS, the Executive desires to enter into this Agreement and to continue to be retained by the Company, subject to the terms and conditions of this Agreement; and

WHEREAS, this Agreement amends and restates the agreement Purchaser and the Executive entered into on January 30, 2018.

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1.    Employment. Upon the Effective Date, subject to the termination provisions of Section 3, the Company shall employ the Executive as President of the Company for a period of one (1) year and shall thereafter automatically renew such employment for successive one-year terms unless such employment is terminated by either party in accordance with Section 3 herein (such period of the Executive’s employment is herein referred to as the “Employment Period”).

(a)    Position. The Executive shall serve as President of the Company and shall perform all duties attendant to such office, together with such other duties as may be delegated to the Executive by the Company’s Board of Managers (the “Board”) and Purchaser’s Chief Executive Officer and have such authority as may normally be exercised by a President of a company. Executive shall report to Purchaser’s Chief Executive Officer. The Executive shall diligently, faithfully and competently perform all duties of his office and shall devote his full business time and abilities to the performance of such duties; provided that the Executive may be involved in personal investment, religious, civic, charitable or other not-for-profit activities, and the Executive shall be entitled to continue service as a member of the technical advisory board of Razor’s Edge, in each case, to extent such activities do not interfere with the performance by the Executive of his duties and responsibilities hereunder or violate Section 5 or 6 of this Agreement.

(b)Location. In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company in Fairfax, Virginia, except for required travel with respect to the Company’s business or that of its Subsidiaries.
(c)Other Agreements. The Executive represents and warrants to the Company that his continued employment and the performance of his duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which he is or was a party or of which he is aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement.

2.    Compensation, Benefits and Related Matters.

(a)Base Salary. During the Employment Period, the Company will pay the Executive a salary (the “Base Salary”) at a rate of $480,000 per annum, payable in regular periodic payments in accordance with the Company’s standard payroll practices. The Base Salary may be increased (separately from and in addition to any performance-based bonus awarded to the Executive consistent with Section 2(b) below) from time to time at the sole discretion of the Board.

(b)Performance Bonus. During the Employment Period, the Executive will be eligible to be paid an annual performance-based bonus (the “Performance Bonus”), which shall have an initial annual target of $450,000, provided that the Executive remains continuously employed by the Company through the end of the relevant fiscal year. The Executive’s initial annual target of $450,000 shall be reviewed and potentially increased (but not decreased) by the Chief Executive Officer of Purchaser in such Chief Executive Officer’s sole discretion. The Performance Bonus will be paid upon the achievement of target EBITDA and/or other metrics that are to be established by the Board in its sole discretion in connection with the applicable fiscal year no later than March 15 of the calendar year following the applicable fiscal year.

(c)Equity Compensation. Upon the Effective Date, the Executive shall be granted restricted stock units of Purchaser’s common stock with an approximate grant date value of $816,000 under Purchaser’s long-term equity incentive plan (the “RSU Grant”). The RSU Grant shall be evidenced by, and subject to vesting as described in, the grant agreement attached as Exhibit A and such grant agreement shall be executed by the Executive and Purchaser on the Effective Date. The Executive shall also receive future additional equity compensation grants on similar terms and conditions as equity grants that are provided to similarly situated executives of Purchaser and the Company subject to the sole discretion and approval of the Compensation Committee of the Board of Directors of Purchaser, which committee may consider any other factors that it deems applicable, such as performance of the Company and the Executive.

(d)Benefits. During the Employment Period, the Executive will be eligible to participate in the Company’s employee benefit programs, including but not limited to, medical, dental, and other group plans, in accordance with the terms of those plans. The Company reserves the right in its sole discretion to amend, revise and/or terminate such benefits or plans at any time.
(e)Expenses. Subject to the Company’s standard practices, the Executive shall be entitled to reimbursement on a monthly basis for all reasonable business related expenses incurred and paid by the Executive in the performance of his duties hereunder.
(f)Vacation. During the Employment Period, the Executive will be free to take time off from work for vacation and other personal time at the Executive’s discretion in a manner that is consistent with the Executive’s duties and responsibilities to the Company and Purchaser and that permits the Executive to complete the Executive’s work in a timely and professional manner.
(g)Change in Control Severance Plan. The Executive shall be a participant in the On Assignment Inc. Amended and Restated Change in Control Severance Plan (the “CIC Plan”) as it may be amended or replaced by a similar plan; provided however that the Executive shall receive the compensation or benefits under the CIC Plan instead of the compensation or benefits under this Agreement only to the extent such compensation or benefits provided under the CIC Plan exceed those provided under this Agreement. Furthermore, the golden parachute provisions of Section 17 of this Agreement relating to Sections 280G and 4999 of the Internal Revenue Code shall apply in lieu of any similar provisions in the CIC Plan unless the CIC Plan provisions are more favorable to the Executive.

3.    Termination. The Employment Period may be terminated under the following circumstances:

(a)Death. The Executive’s employment hereunder shall terminate upon his death.

(b)Disability. If a Disability has deemed to have occurred, the Company may terminate the Executive’s employment hereunder. “Disability” means the Executive has been incapable or unable, even with reasonable accommodations, to fully perform the material duties performed by the Executive for the Company or its Parent or Subsidiaries immediately prior to such disability for a period of at least one hundred eighty (180) days (which need not be consecutive) in any 12-month period or at least one hundred twenty (120) consecutive days. The Executive represents and warrants that, to his knowledge, he is in good mental and physical health on the date this Agreement is executed.

(c)Cause. The Company may terminate the Executive’s employment hereunder for Cause. Termination for Cause shall arise where termination results from any of the following: (i) the Executive’s willful breach of duty unless waived by the Company (which willful breach is limited to the Executive’s deliberate and consistent refusal to confirm to or follow any reasonable policy adopted by the Company provided the Executive has had prior written notice of such refusal and an opportunity of at least thirty (30) days to cure such refusal); (ii) the Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company; (iii) the Executive’s breach of an applicable non-competition or non-solicitation agreement; (iv) the Executive’s conviction of a felony under the laws of the United States or any state thereof; or (v) the Executive’s gross negligence.

(d)Termination by the Executive. The Executive may terminate his employment hereunder (i) for Good Reason or (ii) without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s consent, of any of the following events: (1) the Company reduces the amount of the Base Salary, target bonus percentage, or employee benefits, except, in the case of reductions of employee benefits, to the extent that they apply to all similarly situated employees, (2) the Company requires the Executive to relocate his principal place of employment to a location that is more than 25 miles from the Company’s principal executive offices as of the date of this Agreement, or (3) the Company materially and adversely changes the title or responsibilities of the Executive.

(e)Without Cause. The Company may terminate the Executive’s employment hereunder without Cause.

(f)Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive other than a termination pursuant to Section 3(a) shall be communicated by written Notice of Termination to the other party hereto. In the event the Executive wishes to terminate his employment for Good Reason in accordance with Section 3(d)(i), above, the Executive must provide the Notice of Termination to the Company within thirty (30) days after the initial occurrence of the event upon which such Good Reason termination is based. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(g)Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3(b) above, the date on which the Notice of Termination is given, (iii) if the Executive’s employment is terminated pursuant to Section 3(c) above, the date on which the Termination Notice is given (provided, that if the Executive’s employment is terminated pursuant to Section 3(c)(iii) or Section 3(c)(v) and the basis for such termination is of such nature that may be cured, and the applicable breach, violation or failure or refusal to perform is not cured by the 30th day after the Notice of Termination is received by the Executive, then the Date of Termination shall be such 30th day), (iv) if the Executive’s employment is terminated for Good Reason pursuant to Section 3(d), thirty (30) days after Notice of Termination is given by the Executive (provided that the basis for such Good Reason is not cured by the Company within such thirty (30) day period), and (v) if the Executive’s employment is terminated by the Company without Cause or by the Executive without Good Reason, thirty (30) days after the Notice of Termination is given.

4.    Compensation upon Termination or During Disability.

(a)During any period during the Employment Period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“disability period”), the Executive shall continue to receive his full Base Salary at the rate then in effect for such period until his employment is terminated pursuant to Section 3(b).

(b)If (i) the Executive’s employment shall be terminated for Cause pursuant to Section 3(c), (ii) the Executive terminates his employment without Good Reason pursuant to Section 3(d)(ii), or (iii) the Executive’s employment is terminated pursuant to death or Disability, then in each case the Company shall pay the Executive his full Base Salary through the date of delivery to the Executive or the Company, as the case may be, of a Notice of Termination (or, in the case of a termination due to death, through the date of death) at the rate in effect at the time the Notice of Termination is given or the date of death (as applicable), and the Company shall have no further obligations to the Executive under this Agreement.

(c)If (i) the Company shall terminate the Executive’s employment without Cause pursuant to Section 3(e) (regardless of whether such termination is at the end of an annual employment term), or (ii) the Executive shall terminate his employment for Good Reason pursuant to Section 3(d)(i), and in each case such termination of employment of the Employment Period (as applicable) qualifies as a “separation of service” as defined in Treas. Reg. 1.409A-1(h), then:

(A)the Company shall pay the Executive (1) his full accrued and unpaid Base Salary accrued and unpaid through the Date of Termination at the rate in effect as of the Date of Termination; and (2) any due and unpaid Performance Bonus that has been awarded to the Executive for a fiscal year ending prior to the Date of Termination;

(B)in lieu of any further payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive an amount equal to the Executive’s annual Base Salary in effect as of the Date of Termination for a period of twelve (12) months after the Date of Termination (the “Severance Period”), which, subject to the “waiting period” set forth in Section 4(e), shall be payable over time in regular periodic payments in accordance with the normal payroll policies of the Company; and

(C) Provided the Executive timely elects the respective COBRA coverage, the Company shall provide the Executive with the benefits under the Company’s health insurance, dental insurance and vision plans (collectively, the “Health Benefit Plans”) which the Executive would have received at the same employee cost as if the Executive’s employment had continued for the lesser of the Severance Period or the period following the Date of Termination for which the Executive remains eligible for COBRA with respect to such coverage, or if the Company is unable to continue a benefit under the Health Benefit Plans for such period, the Company shall pay to the Executive an amount each month equal to the cost to the Company of providing such benefit under its Health Benefit Plans had it been able to do so, with such benefit continuation or payment in lieu thereof subject to the requirements of Section 409A of the Internal Revenue Code (the “Code”) provided that if this provision raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to (1) modify this Agreement so that it complies with the terms of such laws or (2) provide a benefit to the Executive which represents the economic equivalent of thereof.
(d)Notwithstanding any provision in this Agreement to the contrary, for purposes of Section 4(c), the Executive shall be entitled to receive the severance amounts and benefits set forth in Sections 4(c)(B) and 4(c)(C) only if the Executive is not in material breach of any of the provisions of Section 5 or 6 of this Agreement.
(e)In the event of termination of the Employment Period in accordance with Section 3, all obligations of the Company and Executive under this Agreement will terminate, except as otherwise provided in this Agreement and for any amounts payable and benefits to be provided by the Company as specifically set forth in this Section 4; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 5 and 17 shall survive such termination in accordance with their respective terms and the provisions of Section 6 and the relevant provisions of Sections 7 through 16 shall survive such termination indefinitely. In the event of termination of the Employment Period in accordance with Section 3 (other than in connection with Executive’s death or Disability), Executive agrees to reasonably cooperate with the Company, at the Company’s expense, in order to ensure an orderly transfer of Executive’s duties and responsibilities.

(f)The Company will not be required to make the payments and provide the benefits stated in Sections 4(c)(B) or 4(c)(C) unless within 60 days following the Date of Termination, the Executive executes, delivers to the Company and does not revoke, an agreement (in the form normally used by the Company for senior executives at the time) releasing from all liability (other than the payments or post-employment obligations contemplated by this Agreement, benefits due under the terms of any employee benefit plan, and any indemnification arrangement and D&O insurance arrangements of the Company with respect to the Executive) the Company and its Affiliates and any of their respective past or present directors, managers, officers, employees, members, shareholders, controlling persons or agents, with respect to the Executive’s employment and the termination thereof. The severance benefits described in this Section 4 will be paid (or, in the case of the benefits described in Sections 4(c)(B) and 4(c)(C) will begin to be paid, but without reduction in amount) on the 60th day following the date of the Executive’s separation from service. Any amount due to the Executive with respect to such “waiting period” shall be paid to Executive with the first payment made to him after such waiting period expires.

(g)    If any compensation to be paid to Executive under Section 4 is "nonqualified deferred compensation" subject to Code Section 409A, each payment of such "nonqualified deferred compensation" shall be considered a separate payment for purposes of Section 409A. Any such “nonqualified deferred compensation” shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if Section 409A(a)(2)(B)(i) of the Code applies to this Agreement at the time when the Executive would otherwise commence receiving a benefit under this Section 4 and the Executive is a “specified employee” within the meaning of such Section 409A(a)(2)(B)(i), then to the extent required by such Section 409A(a)(2)(B)(i), any payments otherwise due during the six-month period immediately following the Executive’s “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)) shall not be paid during such six-month period but shall be paid on the first business day that occurs six months following his separation from service.
5.    Restrictive Covenants.

I.	Covenants Relating to Employment with the Company.

(a)    During the Employment Period and for a period of two (2) years after the termination of the Employment Period for any reason, the Executive shall not directly or indirectly, either individually or as a principal, partner, agent, employee, employer, consultant, stockholder, member, partner, joint venturer, or investor, or as a director, manager or officer of any corporation, partnership, limited liability company, association or other entity, or in any other manner or capacity whatsoever, engage in, assist or have any active interest in a business located anywhere in the United States that provides information technology, network design, project management, application development, help desk, temporary information technology staffing, system architecture design or software services to any public or private sector customer company or customer agency to which the Company or its Subsidiaries provide or propose to provide such services (or, with respect to the application of this covenant following the termination of the Executive’s employment, provided or proposed to provide such services at any time during the 24 months immediately preceding such termination) (a “Restricted Enterprise”). Notwithstanding the above, this Section 5(I)(a) shall not be construed to prohibit the Executive from (i) making an equity investment of not more than three percent (3%) in any entity whose securities are publicly traded and listed on a national stock exchange, (ii) making investments in private investment funds in which the Executive is a passive investor and does not have the ability to control or exercise any managerial influence over such fund, (iii) being employed by or otherwise performing services for a distinct division of an entity that would otherwise cause the Executive to be in breach hereof so long as all services performed for such entity, in the course of employment or otherwise, are performed solely for such division; or (iv) retaining the Executive’s investment in Razor’s Edge. For purposes of this Agreement, in the case of a governmental agency, the terms “customer” or “client” shall mean the source selection program, program officer personnel, contracting officers, contract representatives, contract administrators or any other employee of a governmental entity with a material role in any applicable contract or program of the Company or its Subsidiaries.

(b)During the Employment Period and for a period of two (2) years after the termination of the Employment Period for any reason, the Executive shall not directly or indirectly, either individually or as a principal, partner, agent, employee, employer, consultant, stockholder, member, partner, joint venturer, or investor, or as a director, manager or officer of any corporation, partnership, limited liability company, association or other entity, or in any other manner or capacity whatsoever, (i) divert or attempt to divert (by solicitation, diversion or otherwise) from the Company any business with any customer, client or account of the Company as of the Date of Termination or at any time during the 24-month period immediately preceding the Date of Termination, (ii) solicit, induce or attempt to induce any customer, client, salesperson, distributor, supplier, subcontractor, vendor, manufacturer, representative, agent, jobber or other person transacting business with the Company as of the Date of Termination or at any time during the 24-month period immediately preceding the Date of Termination to reduce, alter or terminate their relationship, association or business with the Company, or to represent, distribute or sell services or products in competition with services or products of the Company, or (iii) solicit, induce, cause or attempt to induce or cause any employee or consultant of the Company that is employed by the Company as of the Date of Termination or at any time during the 24-month period immediately preceding the Date of Termination (the “Protected Workers”) to leave the employ of the Company or terminate such consulting relationship; provided however, that nothing in this Agreement shall prohibit or restrict general solicitations of employment through advertising (including via periodicals, the Internet and other media, professional recruiters or similar means), in all cases not specifically directed at the Protected Workers.

(c)During the Employment Period and for a period of two (2) years after the termination of the Employment Period for any reason, the Executive shall not make any oral or written statements that libel, slander or disparage the Company, Purchaser or any of their Affiliates; provided, that this Section 5(I)(c) shall not limit or impair the ability of the Executive to provide truthful testimony in response to any validly issued subpoena;

(d)During the Employment Period and for a period of two (2) years after the termination of the Employment Period for any reason, the Executive agrees that the Executive shall not, nor shall the Executive knowingly cause any Person under the Executive’s direct or indirect control to, directly or indirectly, as a shareholder, bondholder, partner, investor, officer, director, employee, agent, consultant or otherwise, aid or abet, give information or financial assistance to or invest in any Person engaged or preparing to engage in a Restricted Enterprise; provided, however, that the Executive shall be permitted to own up to three percent (3%) of the outstanding stock of a corporation that is publicly traded on a national securities exchange or in the over the counter market in which the Executive has no active participation in connection with the business of such corporation and make and hold investments in private investment funds in which the Executive is a passive investor and does not have the ability to control or exercise any managerial influence over such fund. In addition, the Executive agrees that, during the Employment Period and for a period of two (2) years after termination of the Employment Period for any reason, the Executive shall not, nor shall the Executive knowingly cause any Person under the Executive’s direct or indirect control to, directly or indirectly, give financial assistance to or invest in, any Person formed by an individual who is at that time or was within the prior 24-month period an employee of the Company or its subsidiaries (whether or not such Person is engaged or preparing to engage in a Restricted Enterprise). For purposes of this Agreement, “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization.

II.	Covenants Relating to Status as a Management Seller.

(a)As of the Effective Date and for a period of four (4) years thereafter, the Executive, in his capacity as a Management Seller (as such term is defined in the Purchase Agreement), shall not directly or indirectly, either individually or as a principal, partner, agent, employee, employer, consultant, stockholder, member, partner, joint venturer, or investor, or as a director, manager or officer of any corporation, partnership, limited liability company, association or other entity, or in any other manner or capacity whatsoever, engage in, assist or have any active interest in a Restricted Enterprise. Notwithstanding the above, this Section 5(II)(a) shall not be construed to prohibit the Executive from (i) making an equity investment of not more than three percent (3%) in any entity whose securities are publicly traded and listed on a national stock exchange; (ii) making investments in private investment funds in which the Executive is a passive investor and does not have the ability to control or exercise any managerial influence over such fund; (iii) being employed by or otherwise performing services for a distinct division of an entity that would otherwise cause the Executive to be in breach hereof so long as all services performed for such entity, in the course of employment or otherwise, are performed solely for such division; or (iv) retaining the Executive’s investment in Razor’s Edge.

(b)As of the Effective Date and for a period of four (4) years thereafter, the Executive, in his capacity as a Management Seller (as such term is defined in the Purchase Agreement), shall not directly or indirectly, either individually or as a principal, partner, agent, employee, employer, consultant, stockholder, member, partner, joint venturer, or investor, or as a director, manager or officer of any corporation, partnership, limited liability company, association or other entity, or in any other manner or capacity whatsoever, (i) divert or attempt to divert (by solicitation, diversion or otherwise) from the Company any business with any customer, client or account of the Company, (ii) solicit, induce or attempt to induce any customer, client, salesperson, distributor, supplier, subcontractor, vendor, manufacturer, representative, agent, jobber or other person transacting business with the Company to reduce, alter or terminate their relationship, association or business with the Company, or to represent, distribute or sell services or products in competition with services or products of the Company, or (iii) solicit, induce, cause or attempt to induce or cause any employee or consultant of the Company that is employed by the Company to leave the employ of the Company or terminate such consulting relationship; or

(c)As of the Effective Date and for a period of four (4) years thereafter, the Executive, in his capacity as a Management Seller (as such term is defined in the Purchase Agreement), agrees that the Executive shall not, nor shall the Executive knowingly cause any Person under the Executive’s direct or indirect control to, directly or indirectly, as a shareholder, bondholder, partner, investor, officer, director, employee, agent, consultant or otherwise, aid or abet, give information or financial assistance to or invest in any Person engaged or preparing to engage in a Restricted Enterprise; provided, however, that the Executive and any Person under Executive’s direct or indirect control shall be permitted to own up to three percent (3%) of the outstanding stock of a corporation that is publicly traded on a national securities exchange or in the over the counter market in which the Executive has no active participation in connection with the business of such corporation or make or hold investments in private investment funds in which the Executive is a passive investor and does not have the ability to control or exercise any managerial influence over such fund. In addition, the Executive agrees that, as of the Effective Date and for a period of four (4) years thereafter, the Executive shall not, nor shall the Executive knowingly cause any Person under the Executive’s direct or indirect control to, directly or indirectly, give financial assistance to or invest in, any Person formed by an individual who is at that time or was within the prior 24-month period an employee of the Company or its subsidiaries (whether or not such Person is engaged or preparing to engage in a Restricted Enterprise).

6.    Non-Disclosure; Intellectual Property.

(a)The Executive shall not at any time or in any manner, directly or indirectly, use or disclose to any party other than the Company any trade secrets or other Confidential Information (as defined below) learned or obtained by him while a stockholder, member, officer, manager, director or employee of the Company other than in the course of performing duties as an employee of the Company.

(b)As used herein, the term “Confidential Information” means information disclosed to or known by the Executive as a consequence of his position with the Company, whether prior to the date hereof or otherwise, that has not become publicly available without breach of this Agreement, and that in any way relates to the Company’s products, processes, services, inventions (whether patentable or not), formulas, techniques or know-how, including, but not limited to, information relating to distribution systems and methods, research, development, manufacturing, purchasing, accounting, engineering, marketing, merchandising and selling.

(c)Disclosure of any Confidential Information shall not be prohibited if such disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency within the United States; provided, however, that (i) the Executive shall first have given prompt notice to the Company of any such possible or prospective order (or proceeding pursuant to which any such order may result) to the extent permitted under applicable law and (ii) the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure.

(d)The Executive acknowledges and agrees that the Executive had not conceived any unpatented or patented trade secrets, ideas, inventions, discoveries, developments, improvements, computer programs and related documentation prior to the date of the Executive’s employment with the Company.

(e)The Executive agrees that throughout the duration of the Executive’s employment with the Company, and following the termination of employment for any reason, the Executive shall, without charge, execute, acknowledge and deliver such documents and provide such support and assistance (at the Company’s expense) as are necessary or desirable to, and does hereby agree to: (a) assign to the Company any and all inventions, patents, works, copyrights, intellectual property applications and priority rights associated therewith, trade secrets and other intellectual properties developed or reduced to practice solely by the Executive or jointly with others during the term of the Executive’s service to the Company, or derived from Confidential Information, including without limitation all original works of authorship that are made by the Executive (solely or jointly with others) within the scope of the Executive’s employment and that are protectable by copyright as “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. Sec.101) (collectively, “Developed Items”); (b) enable the Company to obtain and from time to time enforce patents, copyrights, or other legal protection for the Confidential Information or Developed Items and related developments in any and all countries; (c) protect the interest of the Company in the Confidential Information and Developed Items and related developments; (d) make and maintain for the Company adequate and current written records of all such Confidential Information and Developed Items and related developments; and (e) vest title to the Confidential Information and Developed Items and related developments in the Company, and the Executive agrees to abide by and cooperate with the Company in observing the provisions of any agreement to which the Company is a party with respect to patent rights and/or confidential information and/or trade secrets. The Executive hereby waives all moral rights in and to such inventions and other items. The foregoing shall apply even if any or all of said patents or other legal protections were applied for or registered in the name of the Executive as inventor or developer. If the Company is unable to obtain the Executive’s signature on any document needed to carry out the Executive’s obligations hereunder, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by the Executive. To the extent that any court of competent jurisdiction finds that any provision of this Section 6 is unenforceable because it requires the assignment of any invention in contravention of the law or public policy of that jurisdiction, this Section 6 shall be interpreted to impose only the maximum permissible assignment obligation.

(f)Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit the Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity.

(g)The Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

7.Specific Performance. The parties acknowledge that the Company’s damages at law would be an inadequate remedy for the breach by the Executive of any provision of Section 5 or Section 6 of this Agreement, and agree in the event of any actual or threatened breach of Section 5 or 6 of this Agreement that the Company may obtain temporary and permanent injunctive relief restraining the Executive from such breach without bond or other security, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of Section 5 or Section 6 of this Agreement.

8.Notices. Any and all notices or other communications (a “Notice”) required or permitted to be delivered hereunder shall be deemed properly delivered if (a) delivered personally, upon receipt thereof, (b) mailed by first class, registered or certified mail, return receipt requested, postage prepaid, on the fifth business day following deposit with the mail carrier, (c) if sent by nationally recognized next-day or overnight mail or delivery service, on the next business day following deposit with such carrier, or (d) sent by telecopy, upon manual confirmation of receipt thereof, to the parties as set forth below:
If to the Company:
ECS Federal, LLC
c/o On Assignment, Inc.
26745 Malibu Hills Road
Calabasas, CA 91301
Attention: Chief Legal Officer
Facsimile No.: (866) 517-1118

If to the Executive:
At the address (or to the facsimile number) shown
on the records of the Company

Either party may change the name and address of the designee to whom notice shall be sent by giving written notice of such change to the other party.

9.Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Executive and, provided that no assignment by the Company (including by operation of law as in the case of merger of the Company) or succession of rights to a successor of to the Company shall, without the written consent of the Executive, apply to expand the scope of restrictions applicable to Executive under Section 5. The Company will use commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

10.Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Virginia, without application of its principles of conflict of laws.

11.JURISDICTION.

(a)EXCLUSIVE JURISDICTION. THE EXECUTIVE AND THE COMPANY AGREE THAT ALL ACTIONS TO ENFORCE THIS AGREEMENT AND ALL DISPUTES AMONG OR BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG OR BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE EASTERN DISTRICT OF VIRGINIA, UNLESS SUCH COURT DECLINES THE EXERCISE OF JURISDICTION, IN WHICH CASE THE COURTS OF THE COMMONWEALTH OF VIRGINIA LOCATED IN FAIRFAX COUNTY, VIRGINIA, AND THE EXECUTIVE HEREBY CONSENT AND SUBMIT TO THE JURISDICTION OF SUCH COURTS.

(b)WAIVERS. THE PARTIES HERETO HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THEM AND CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESSES SET FORTH IN SECTION 8, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL, ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE IN THE COMMONWEALTH OF VIRGINIA IN CONNECTION WITH ANY CLAIM OR CAUSE OF ACTION TO ENFORCE THIS AGREEMENT OR BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE PARTIES HERETO AGREE THAT ANY COURT REFERRED TO ABOVE IN THE COMMONWEALTH OF VIRGINIA IS A REASONABLY CONVENIENT FORUM TO RESOLVE ANY DISPUTE BETWEEN ANY OF THE PARTIES HERETO. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. NOTHING IN THIS SECTION 11 SHALL AFFECT

THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
12.Severability. The Company and the Executive believe the covenants against competition contained in this Agreement (including in particular Sections 5 and 6) are reasonable and fair in all respects, and are necessary to protect the interests of the Company. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision has never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.
13.Neutral Interpretation. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.
14.Waiver of Compliance; Consents. Any failure of the Executive to comply with any obligation, covenant, agreement or condition herein may be waived only in writing by the Company, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof or of the exercise of any other right, power or privilege. Whenever this Agreement requires or permits consent by or on behalf of the Company any such written consent given by the Company shall be deemed given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 14. No notice to or demand on the Executive in any case shall entitle the Executive to any other or further notice or demand in related or similar circumstances requiring such notice.
15.Miscellaneous. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and may not be modified orally, but only by a writing subscribed by the party charged therewith. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

16.Compliance with Section 409A.
(a)This Agreement is intended, and shall be interpreted, to avoid the adverse consequences of Section 409A of the Code. If any provision of this Agreement is or might be inconsistent with the requirements of Section 409A, such provision shall be read, or deemed to be amended, to the extent necessary to bring it into compliance with Section 409A. For purposes of Section 409A, each payment to be made under this Agreement will be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.
(b)All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
(c)Nothing in this Agreement shall require the Company to satisfy the Executive’s obligation to pay (or require the Company to indemnify the Executive with respect to) required taxes on any amounts or benefits provided under this Agreement, including without limitation, any taxes imposed under Section 409A.
17.Golden Parachute Tax.
(a)In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive (whether under this Agreement or otherwise) made by the Company, Purchaser or any of their Affiliates, by any person who acquires ownership or effective control of the Company or Purchaser or ownership of a substantial portion of the assets of the Company or Purchaser (within the meaning of Section 280G of the Code, and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable either in (x) full or (y) as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax and the Executive shall receive the greater, on an after-tax basis, of (x) or (y) above.

(b)If a reduction in the Total Payments constituting “parachute payments” is necessary so that no portion of such Total Payments is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (i) reduction of cash payments for which the full amount is treated as a parachute payment; (ii) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (iii) cancellation of any accelerated vesting of equity awards; and (iv) reduction of any continued employee benefits. In selecting the equity awards (if any) for which vesting will be reduced under clause (iii) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Total Payments provided to the Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant. For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to the Executive when performing the foregoing comparison between (x) and (y), such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
(c)All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code) that are required to be made under this Section shall be made by a nationally recognized independent audit firm selected by the Company (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to the Executive. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. As expressly permitted by Q/A #32 of the Code Section 280G regulations, with respect to performing any present value calculations that are required in connection with this Section, the Executive and the Company each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the Effective Date and the Accountants shall therefore use such AFRs in their determinations and calculations. Any determination by the Accountants shall be binding upon the Company and the Executive, absent manifest error. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section.
18.Company Non-Disparagement. During the Employment Period and for a period of two (2) years after the termination of the Executive’s employment for any reason, the Company and the Company’s parent company, On Assignment, Inc., shall direct its executive officers not to make any oral or written statements that libel, slander or disparage the Executive; provided, that this Section 18 shall not limit or impair the ability of the Company to provide truthful testimony in response to any validly issued subpoena.

19.Additional Definitions.
(a)For purposes of this Agreement, the term “Affiliate” shall mean, with respect to any entity, another person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such entity; and the term “control” (including the terms “controlled by” and “under common control with”) shall mean, with respect to the relationship between or among two or more person or entities, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of an entity, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar governing body of such entity.

(b)For purposes of this Agreement, the term “Subsidiary” shall mean, with respect to any entity, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) sufficient to elect a majority of the board of directors or similar governing body of such entity are at the time owned, or the management of which is otherwise controlled, in any such case directly or indirectly through one or more intermediaries, or both, by such entity.

(c)For purposes of Sections 5 and 6 hereof, the term “Company” shall also include the Subsidiaries of ECS Federal, LLC.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

ON ASSIGNMENT, INC.
/s/ Peter T. Dameris
Name: Peter T. Dameris
Title: Chief Executive Officer

THE EXECUTIVE
/s/ George Wilson
George Wilson

[Employment and Non-Competition Agreement Signature Page]

EXHIBIT A

EXECUTIVE INDUCEMENT RSU AGREEMENT

ON ASSIGNMENT, INC.
AMENDED AND RESTATED 2012 EMPLOYMENT INDUCEMENT AWARD PLAN

TIME AND PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD NOTICE
On Assignment, Inc., a Delaware corporation, (the “Company”), pursuant to its Amended and Restated 2012 Employment Inducement Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), an award of Time and Performance-Based Restricted Stock Units (“Restricted Stock Units” or “RSUs”). Each Restricted Stock Unit represents the right to receive one Share of the Company’s common stock upon vesting of such Restricted Stock Unit. This award of Restricted Stock Units is subject to all of the terms and conditions set forth herein and in the Performance-Based Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Award Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Performance-Based Restricted Stock Unit Award Notice (the “Grant Notice”) and Award Agreement.

Participant:	George Wilson
Grant Date:	[April 2, 2018]
Grant Number:	[TBD]
Total Number of RSUs:
_____ RSUs (the “RSUs”) which is equal to $820,000 divided by the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock on the Grant Date rounded down to the nearest whole share of the Company’s common stock.

Vesting Schedule:
For the 2018 positive EBITDA Component (60% of the Total Number of the RSUs):
This Component shall vest on each of the following three dates: (a) 50 percent on the second anniversary of the Grant Date; (b) 25 percent on the third anniversary of the Grant Date; and (c) 25 percent on the fourth anniversary of the Grant Date, subject to your continued service to the Company through each such vesting date, and further subject to the attainment of the Company of positive Adjusted EBITDA for calendar year 2018.

For the Annual Performance-Based Component (40 % of the Total Number of the RSUs):
This Component shall vest in substantially equal one-third installments on the three annual anniversaries of the Grant Date, subject to your continued service to the Company through the applicable vesting date and subject to the attainment of annual performance targets for each third established by the Compensation Committee within the first 90 days of the applicable performance year (or in the case of performance targets applicable to the first installment, within the first 60 days following the acquisition of ECS Federal, LLC by the Company).
If the annual performance target is not attained in full for any third of the RSUs in this Component, then any portion which fails to vest shall roll forward for one year only and will be in addition to the next installment for this Component. Vesting of such carried forward portion will be determined in the subsequent year by reference to the attainment of the performance targets applicable to such subsequent year.

Termination:
Pursuant to Section 2.5 of the Award Agreement, if Participant ceases to be an Employee, Consultant or Director prior to the applicable vesting date, all RSUs that have not become vested on or prior to the date of such termination of services will thereupon be automatically forfeited by Participant without payment of any consideration therefor.

By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Award Agreement set forth in Exhibit A and this Grant Notice. Participant has reviewed the Award Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Award Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Award Agreement. In addition, by signing below, Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.6(b) of the Agreement by (i) withholding Shares otherwise issuable to Participant upon full vesting of the RSUs, (ii) instructing a broker on Participant’s behalf to sell Shares otherwise issuable to Participant upon vesting of the RSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.6(b) of the Agreement or the Plan. If Participant is married, his or her spouse has signed the Consent of Spouse attached to this Grant Notice as Exhibit B.

ON ASSIGNMENT, INC.:		PARTICIPANT:
By:		By:
Print Name: Peter Dameris		Print Name: George Wilson
Title: Chief Executive Officer		Date:
Address:	26745 Malibu Hills Road	Address:
Calabasas, CA 91301

EXHIBIT A
TO TIME AND PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD NOTICE
ON ASSIGNMENT, INC. RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Time and Performance-Based Restricted Stock Unit Award Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, On Assignment, Inc., a Delaware corporation (the “Company”), has granted to Participant an award of restricted stock units (“Restricted Stock Units” or “RSUs”) under the Amended and Restated On Assignment, Inc. 2012 Employment Inducement Award Plan, as amended from time to time (the “Plan”).

ARTICLE I.
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice. As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding Share (subject to adjustment as provided in Section 12.2 of the Plan) solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the payment to eventually be made to Participant if such Restricted Stock Units vest pursuant to Section 2.3 hereof. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind.
1.2    Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II.

GRANT OF RESTRICTED STOCK UNITS
2.1    Grant of RSUs; Employment Inducement Award.
(a)    For good and valuable consideration, receipt of which is acknowledged by the Company, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to Participant an award of RSUs as set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement.
(b)    The RSUs are intended to constitute an “employment inducement” award under New York Stock Exchange (“NYSE”) Rule 303A.08, and consequently are intended to be exempt from the NYSE rules regarding shareholder approval of stock option plans or other equity compensation arrangements. This Agreement and the terms and conditions of the RSUs shall be interpreted in accordance and consistent with such exemption.
2.2    Company’s Obligation to Pay. Each RSU has a value equal to the Fair Market Value of a Share on the date it becomes vested. Unless and until the RSUs will have vested in the manner set forth in Article 2 hereof, Participant will have no right to payment of any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3    Vesting Schedule. Subject to Sections 2.5 hereof, the RSUs awarded by the Grant Notice will vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth on the Grant Notice to which this Agreement is attached (the “Vesting Schedule”), subject to Participant’s continued employment or services through the applicable vesting dates, as a condition to the vesting of the applicable installment of the RSUs and the rights and benefits under this Agreement.
2.4    Consideration to the Company. In consideration of the grant of the award of RSUs by the Company, Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
2.5    Forfeiture, Termination and Cancellation upon Termination of Services. Notwithstanding any contrary provision of this Agreement, upon Participant’s Termination of Service for any or no reason, all then unvested RSUs subject to this Agreement will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.
2.6    Payment upon Vesting.
(a)    As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2.3 hereof, but in no event later than sixty (60) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code), the Company shall deliver to Participant (or any transferee permitted under Section 3.2 hereof) a number of Shares (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion) equal to the number of Restricted Stock Units subject to this award that vest on the applicable vesting date, unless such Restricted Stock Units terminate prior to the given vesting date pursuant to Section 2.5 hereof. Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 2.7(a), (b) or (c) hereof, then the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with Sections 2.7(a), (b) or (c) hereof.
(b)    Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment by Participant of any sums required by applicable law to be withheld with respect to the grant of RSUs or the issuance of Shares. Such payment shall be made by deduction from other compensation payable to Participant or in such other form of consideration acceptable to the Company which may, in the sole discretion of the Administrator, include:
(i)    Cash or check;
(ii)    Surrender of Shares (including, without limitation, Shares otherwise issuable under the RSUs) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the minimum amount required to be withheld by statute; or

(iii)    Other property acceptable to the Administrator (including, without limitation, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to Shares then issuable under the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).
The Company shall not be obligated to deliver any new certificate representing Shares to Participant or Participant’s legal representative or enter such Share in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant or vesting of the RSUs or the issuance of Shares.
2.7    Conditions to Delivery of Stock. Subject to Section 2.6 hereof, the Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued Shares or treasury Shares. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:
(a)    The admission of such Shares to listing on all stock exchanges on which such Shares are then listed;
(b)    The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c)    The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;
(d)    The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 2.6 hereof; and
(e)    The lapse of such reasonable period of time following the vesting of any Restricted Stock Units as the Administrator may from time to time establish for reasons of administrative convenience.
2.8    Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any Shares underlying the RSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12.2 of the Plan.

ARTICLE III.

OTHER PROVISIONS
3.1    Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. Neither any person or persons acting as the Administrator nor any member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.
3.2    Grant is Not Transferable. During the lifetime of Participant, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
3.3    Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.4    Adjustments Upon Specified Events. The Administrator may accelerate payment and vesting of the Restricted Stock Units in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Shares contemplated by Section 12.2 of the Plan (including, without limitation, an extraordinary cash dividend on such Stock), the Administrator shall make such adjustments the Administrator deems appropriate in the number of Restricted Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Restricted Stock Units. Participant acknowledges that the RSUs are subject to amendment, modification and termination in certain events as provided in this Agreement and under the Plan, including without limitation, under Section 12.2 of the Plan.
3.5    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
3.6    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.7    Governing Law. The laws of the State of California shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.8    Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.9    Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Participant.
3.10    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
3.11    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.12    Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
3.13    Section 409A. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
3.14    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

EXHIBIT B
TO RESTRICTED STOCK UNIT AWARD NOTICE

CONSENT OF SPOUSE

I, ____________________, spouse of ____________________, have read and approve the foregoing On Assignment, Inc. Time and Performance-Based Restricted Stock Unit Award Notice, On Assignment, Inc. Performance-Based Restricted Stock Unit Award Notice and the Restricted Stock Unit Award Agreement (together, the “Agreement”). In consideration of issuing to my spouse the shares of the common stock of On Assignment, Inc. set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares of the common stock of On Assignment, Inc. issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated:
Signature of Spouse
PLEASE NOTE: THIS DOCUMENT ONLY NEEDS TO BE SIGNED IF YOU ARE MARRIED AND RESIDE IN ONE OF THE FOLLOWING STATES: Alaska, Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin.